Exhibit 99.1

American Physicians Service Group, Inc.

Reports Quarterly EPS Up Over 400% on Tripling of Revenue

AUSTIN, TEXAS, November 5, 2007 – American Physicians Service Group, Inc. (“APS”) (NASDAQ: AMPH) today announced results for the quarter and nine months ended September 30, 2007. For the three months ended September 30, 2007, revenues were $22,879,000 compared to $7,125,000 for the same period last year. Net earnings were $5,292,000 or $.73 per diluted share, compared to $409,000 or $.14 per diluted share, in the same period last year. For the nine months ended September 30, 2007, revenues were $61,618,000 compared to $22,782,000 in the comparable period last year. Net earnings were $17,268,000 or $3.37 per diluted share, compared to $1,569,000 or $.53 per diluted share in the comparable period last year.

Ken Shifrin, APS’ Chairman of the Board, stated, “Another outstanding quarter, following our acquisition of American Physicians Insurance Company (“API”) on April 1, 2007, has reinforced the soundness of our plan to emphasize and expand the insurance side of our business. We saw favorable trends during the quarter with our Insurance Services segment reporting an 8% increase in total policyholder count at the end of September, compared to a year ago, primarily due to the 93% retention rate that our service-oriented staff was able to achieve in the quarter just ended. We also saw a slowing in the rate pressure that we have experienced for the last two years. Claims continued to trend favorably and as a result we experienced favorable development of $5.6 million during the quarter, of which $3.2 million was in our retained layer and $2.4 million was in our reinsurance layer. These adjustments were made while maintaining our very conservative philosophy of being reserved at the upper end of the actuarial range.”

Mr. Shifrin continued, “Not all trends in the quarter were favorable, as we were affected by the accelerating weakness in the U.S. housing market. While we hold no sub-prime mortgage obligations, we do hold investment grade Alt A mortgage-backed securities, which declined significantly during the quarter. We determined that the decline in those securities rated “A” was other than temporary and wrote them down to market value, a write off of approximately $3.1 million.”

Tim LaFrey, president and chief operating officer of APS added, “We continued to strengthen the Company operationally and financially during the quarter. We moved through the regulatory process and were approved to do business in Oklahoma. While we are just getting started there, we have issued our first policies and look forward to introducing more Oklahoma physicians to what we believe is a superior level of service. Our financial services segment again contributed to our success, revenues being up 55% and pretax profits being up 98% in the nine month period, compared to a year ago.”

Mr. LaFrey continued, “During the quarter, our investment bankers exercised their over allotment option from the secondary offering that we completed late in the second quarter. That additional capital plus our excellent earnings brought total equity to over $115 million and book value per share to $16.18 at September 30, 2007, compared to $15.17 at June 30, 2007 and $9.92 at September 30, 2006. With our price to book value ratio hovering in the 1.2 to 1 range, below the norm for comparable public medical malpractice insurance companies, our board authorized an additional $1 million in funds for stock repurchases, bringing the total authorized, but not yet utilized, to just over $2 million.”

Mr. Shifrin concluded, “These are exciting times in our company history. We continue to actively seek opportunities to employ our capital and look forward to reporting our progress in the coming quarters.”

Conference Call

A conference call to discuss third quarter results will be held Tuesday, November 6, 2007 at 10:30 A.M. central time. Dial (800) 909-5202 or (785) 830-7975 outside North America. Use access code 4225268. The call will also be broadcast in listen-only format on our website, www.AMPH.com. A replay of the call will be available through November 12, 2007 at (888) 203-1112 or (719) 457-0820, use access code 4225268.

About APS

APS is an insurance and financial services firm with subsidiaries and affiliates which provide medical malpractice insurance for doctors and other healthcare professionals and brokerage and investment services to institutions and high net worth individuals. The Company is headquartered in Austin, Texas and maintains offices in Dallas.

Forward-Looking Statements

This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company’s future results, please see the Company’s recent filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ materially from management expectations. Copies of the filings are available upon request from the Company’s investor relations department.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

SELECTED FINANCIAL DATA

(in thousands)

	September 30, 2007	December 31, 2006
Assets	(Unaudited)

Investments	$206,241	$21,039
Cash and cash equivalents	15,583	6,122
Premium and maintenance fees receivable	19,134	-
Reinsurance recoverables	25,934	-
Deferred policy acquisition costs	2,691	-
Deferred tax assets	7,987	1,321
Goodwill	-	1,247
Property and equipment, net	1,049	556
Prepaid and other assets	4,259	5,991

Total assets	$282,878	$36,276

Liabilities

Reserve for loss and loss adjustment expense	$104,858	$-
Unearned premiums and maintenance fees	39,677	-
Funds held under reinsurance treaties	5,929	-
Trade accounts payable	1,152	2,228
Accrued expenses and other liabilities	6,828	4,323
Federal income tax payable	269	136
Mandatorily redeemable preferred stock	8,397	-

Total liabilities	167,110	6,687

Minority interest	-	21

Total shareholders' equity	115,768	29,568

Total liabilities & shareholders' equity	$282,878	$36,276

Shares outstanding	7,154	2,818

Book value per share	$16.18	$10.49

AMERICAN PHYSICIANS SERVICE GROUP, INC.

SELECTED FINANCIAL DATA

(UNAUDITED)

(in thousands, except share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
REVENUES

Net premiums earned	$17,631	$-	$38,077	$-

Investment income, net of investment expense	2,904	249	5,743	668
Realized capital gain (loss), net	(3,195)	90	(3,659)	110
Management service and other revenue	105	3,738	3,834	10,621
Financial services	5,434	3,048	17,623	11,383

Total revenues	22,879	7,125	61,618	22,782

EXPENSES

Loss and loss adjustment expenses	4,624	-	7,786	-
Other underwriting expenses	2,818	-	5,409	-
Management service expenses	-	3,147	3,823	8,548
Financial services expenses	4,907	2,914	15,599	10,359
General and administrative expenses	1,608	423	3,800	1,421
Loss from impairment of goodwill	-	-	1,247	-

Total expenses	13,957	6,484	37,664	20,328

Federal income tax expense	3,630	232	8,949	883
Minority interests	-	-	1	2
Extraordinary gain, net of tax	-	-	2,264	-

Net income	$5,292	$409	$17,268	$1,569

Diluted income per share:

Net income before extraordinary gain	$0.73	$0.14	$2.93	$0.53
Extraordinary gain	-	-	0.44	-

Net income	$0.73	$0.14	$3.37	$0.53

Diluted weighted average shares outstanding	7,253	2,892	5,114	2,942

SELECTED INSURANCE DATA

Claims History

	Claims Reported	Open Claims
Date	in the Quarter	at Quarter End
September 30, 2007	89	746
June 30, 2007	84	822
March 31, 2007	113	848
December 31, 2006	102	808
September 30, 2006	160	770
June 30, 2006	143	710
March 31, 2006	106	665
December 31, 2005	84	705
September 30, 2005	99	756
June 30, 2005	78	812
March 31, 2005	72	930

For further information, visit APS’ website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)

Mr. Tim LaFrey, President

American Physicians Service Group, Inc.

1301 S. Capital of Texas Highway, Suite C-300

Austin, Texas 78746

512.328.0888